UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2016

Sajan, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36600 (Commission File Number)	41-1881957 (IRS Employer Identification No.)

625 Whitetail Blvd., River Falls, Wisconsin (Address of principal executive offices)		54022 (Zip Code)

(715) 426-9505

(Registrant’s telephone number, including area code)

N/A

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On December 13, 2016, Sajan, Inc. (“the Company”) entered into a Standard Office Lease Agreement (Net) (the “Lease Agreement”) with River Valley Business Center, LLC (“RVBC”) for its corporate headquarters located at 625 Whitetail Blvd., River Falls, Wisconsin, containing approximately 24,000 square feet. The Company currently leases approximately 20,000 square feet from RVBC at the same address pursuant to three separate leases, which expire January 31, 2017. The Lease Agreement replaces these three current leases.

The Lease Agreement has a five year term, commencing February 1, 2017 and terminating January 31, 2022. Monthly rent will be $28,606 per month, plus one-twelfth of the estimated annual real estate taxes and operating expenses, which is the same as the aggregated monthly rent paid under the three current leases. The Lease Agreement contains other provisions typical of a standard commercial real estate lease agreement.

RVBC is owned by Shannon Zimmerman, who is a director and executive officer of the Company, and Angela Zimmerman, who is a director of the Company. The Zimmermans are also beneficial owners of approximately 27% of the Company’s outstanding common stock. Management of the Company believes, based on an informal market check of commercial properties in the River Falls, Wisconsin area, that the rent paid for the leased premises is competitive with rents paid for similar commercial office space in the River Falls, Wisconsin market. The Lease Agreement was authorized by the disinterested members of the Company’s Board of Directors.

The foregoing description of the Lease Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Lease Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Standard Office Lease Agreement (Net), between Sajan, Inc. and River Falls Business Center, LLC, dated December 13, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAJAN, INC.

By: /s/ Thomas P. Skiba
Thomas P. Skiba, Chief Financial Officer

Date: December 19, 2016

SAJAN, INC.

FORM 8-K CURRENT REPORT

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Standard Office Lease Agreement (Net), between Sajan, Inc. and River Falls Business Center, LLC, dated December 13, 2016.